Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Vari-L Company, Inc.:

We consent to the use of our report dated August 23, 2002, except for notes 3, 13 and 14 as to which the date is October 7, 2002, with respect to the balance sheets of Vari-L Company, Inc. as of June 30, 2002 and 2001, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended June 30, 2002, included herein and to the reference to our firm under the headings “Vari-L Selected Historical Financial Data” and “Experts” in the proxy statement/prospectus.

/s/    KPMG LLP

KPMG LLP

Denver, Colorado
January 28, 2003